Exhibit 99.1

Source: Community Bankers Trust Corporation

Community Bankers Trust Corporation Declares Cash Dividend
Monday, November 3, 2008

GLEN ALLEN, Va., Nov. 3 (BUSINESS WIRE) — The Board of Directors of Community Bankers Trust Corporation (the “Company” “CBTC”) (AMEX: BTC — News) has declared a quarterly dividend of $0.04 per common share outstanding. Based on the closing price of the Company’s stock on October 31, 2008 ($3.50), the dividend yield is 4.57%. The dividend is payable on November 25, 2008 to shareholders of record as of November 14, 2008.

This dividend is the second dividend for CBTC shareholders. The initial dividend for the Company of $0.04 per common share outstanding paid on August 29,2008.

ABOUT COMMUNITY BANKERS TRUST CORPORATION

CBTC is a well capitalized, single bank holding company headquartered in the greater Richmond, Virginia market, with approximately $696 million in assets and $151 million in capital. It operates 13 full service banking facilities from Virginia’s Chesapeake Bay to the Shenandoah Valley under the Bank of Essex charter, including Bank of Essex, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge brand names. Bank of Essex has received a recommended rating by Bauer Financial, Inc. of Coral Gables, Florida for 76 consecutive quarters.

Additional information is available on the Company’s website at www.cbtrustcorp.com. The shares of the Company are traded on the AMEX under the symbol “BTC.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

Source: Community Bankers Trust Corporation